Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-181014-01
Pricing Supplement
Dated July 28, 2014

United Airlines, Inc.
$1,061,489,000
2014-2 Pass Through Trust
Class A and Class B Pass Through Certificates, Series 2014-2

Pricing Supplement dated July 28, 2014 to the preliminary prospectus supplement dated July 28, 2014 relating to the Class A Certificates and Class B Certificates referred to below (as supplemented, the “Preliminary Prospectus Supplement”) of United Airlines, Inc. (“United”).

The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class A Pass Through Certificates, Series 2014-2 (“Class A Certificates”)	Class B Pass Through Certificates, Series 2014-2 (“Class B Certificates”)
Amount:	$823,071,000	$238,418,000
CUSIP:	90932Q AA4	90932Q AB2
ISIN:	US90932QAA40	US90932QAB23
Coupon:	3.750%	4.625%
Make-Whole Spread over Treasuries:	0.25%	0.50%
Available Amount under Liquidity Facility at September 3, 2015:	$46,297,744	$16,540,249
Initial Maximum Commitment Amount Under Liquidity Facility:	$48,183,949	$17,214,111
Price to Public:	100%	100%
Underwriters:
Credit Suisse Securities (USA) LLC	$126,205,000	$36,558,000
Morgan Stanley & Co. LLC	$126,204,000	$36,558,000
Deutsche Bank Securities Inc.	$126,204,000	$36,557,000
Goldman, Sachs & Co.	$126,204,000	$36,557,000
Citigroup Global Markets Inc.	$126,204,000	$36,557,000
Barclays Capital Inc.	$126,204,000	$36,557,000
BNP Paribas Securities Corp.	$ 41,154,000	$11,921,000
Credit Agricole Securities (USA) Inc.	$ 24,692,000	$ 7,153,000
Concession to Selling Group Members:	0.50%	0.50%
Discount to Broker/Dealers:	0.25%	0.25%
Underwriting Commission:	$10,614,890

Settlement:	August 11, 2014 (T+10) closing date, the tenth business day after the date hereof

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Morgan Stanley toll-free at 1-866-718-1649.

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